Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2022 with respect to our audits of the consolidated financial statements of Belite Bio, Inc as of December 31, 2021 and 2020, which is included in the Company’s Prospectus on Form F-1 (File No. 333-264134), filed with the Securities and Exchange Commission.

/s/ Friedman LLP

New York, New York

July 8, 2022